Exhibit 4.33
Private and Confidential
DATED 1st March 2011
STEALTHGAS INC.
as Borrower
and
NORDDEUTSCHE LANDESBANK
GIROZENTRALE
as Lender

FACILITY AGREEMENT FOR A
TERM LOAN of up to
USD45,000,000
in up to two tranches

PIRAEUS

THIS AGREEMENT dated 1st March 2011 is made BY and BETWEEN:
(1)	STEALTHGAS INC. as Borrower; and

(2)	NORDDEUTSCHE LANDESBANK GIROZENTRALE as Lender.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1	PURPOSE, DEFINITIONS, CONSTRUCTION

1.1	Purpose

This Agreement sets out the terms and conditions on which the Lender agrees to make available to the Borrower a term loan of up to forty five million Dollars (USD 45,000,000) in up to two advances of up to twenty two million five hundred thousand Dollars (USD22,500,000) each, each for the purpose of enabling the Borrower to on-lend the same to its subsidiaries Tatoosh Beauty Inc. and Octopus Gas Inc. to finance the delivery instalments of two 7,500 cbm LPG carriers under construction by Kanrei Shipbuilding Co., Ltd of Japan with, respectively, hull nos K424 and K425.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Advance” means each of Advance A and Advance B, and in the plural means both of them;

“Advance A” means the amount of up to twenty two million five hundred thousand Dollars (USD22,500,000) as determined in accordance with Clause 2.3 on the relevant Drawdown Date for the purposes of financing the delivery of “GAS HUSKY” and, as the context may require, means the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Advance B” means the amount of up to twenty two million five hundred thousand Dollars (USD22,500,000) as determined in accordance with Clause 2.3 on the relevant Drawdown Date for the purposes of financing the delivery of “GAS ESCO” and, as the context may require, means the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Approved Broker A” means each of (i) H Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) Ingeniebüro Weselmann of Steinhoft 11, 20459, Hamburg, Germany, (iii) Barry Rogliano Salles of 11 Boulevard Jean Mermoz, 92200 Neuilly sur Seine, France, (iv) Fearnleys of Grev Wedels Plass 9, P.O.Box 1158, Sentrum 0107 Oslo, Norway or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Lender and agreed with the Borrower;

“Approved Broker B” means each of (i) Cass Marine Ltd. of 48 Pimlico Road, London SW1W 8LP, England and ICAP Shipping International Ltd of 2 Broadgate, London EC2M 7UR, England or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Lender and agreed with the Borrower;

“Approved Manager” means, in respect of a Vessel while it is subject to an Extended Employment Contract, such person as is notified to and accepted by the Lender prior to the commencement thereof as technical manager, and at all other times, and at all times as commercial manager, Stealth Maritime Corporation S.A. acting through its office at 331 Kifissias Avenue, 145 61, Athens, Greece, or any other person appointed by the Borrower, with the prior written consent of the Lender, as the manager of a Vessel;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Athens, Hannover and New York City (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means StealthGas Inc., a company listed in NASDAQ and incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or any part thereof or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:
(a)	any repayment or prepayment of the Loan or an Advance or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	as a result of the Borrower failing or being incapable of drawing the Loan or an Advance after the relevant Drawdown Notice has been given;
“Builder” means Kanrei Shipbuilding Co., Ltd of Japan;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by the Guarantor which is a party thereto in favour of the Lender (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may require;

“Classification” means, in relation to each Vessel, the highest class available for a vessel of her type with the Classification Society;

“Classification Society” means any classification society which is a member of the International Association of Classification Societies and which the Lender has agreed shall be treated as the classification society in relation to a Vessel for the purposes of the relevant Vessel Security Documents;

“Commitment” means the maximum amount which the Lender has agreed to lend to the Borrower under clause 2.1, as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officers of the Borrower and the Guarantors;

“Compulsory Acquisition” means, in respect of a Vessel, requisition for title or other compulsory acquisition including, if that Vessel is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) sixty (60) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Lender) prior to the end of such sixty (60) day period that such capture, seizure, detention or confiscation will be fully covered by the Owner’s war risks insurance for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Credit Support Document” has in relation to the Master Agreement, the meaning given to that expression therein;

“Credit Support Provider” means any person defined as such in the Master Agreement;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in respect of each Advance, any date being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, made available;

“Drawdown Notice” means, in respect of each Advance, a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earlier of (i) 31 August 2012 and (ii) any date on which the Loan is finally cancelled or drawn in full under the terms of this Agreement;

“Earnings Account” means, in relation to each Owner, an interest bearing USD current account of that Owner opened with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be an Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means, in respect of each Earnings Account, a first priority pledge required to be executed hereunder between the Owner which is the owner of such account and the Lender in respect of that Earnings Account in such form as the Lender may require, and in the plural means both of them;

“EBITDA” means, at any time, in respect of the preceding four financial quarters, the aggregate amount of consolidated pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation and amortisation;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Approved Manager (but only in its capacity as technical manager of a Relevant Ship), a Guarantor or any other Group Member;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Approved Manager and/or a Guarantor and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or potentially liable to be arrested as a result and/or the Approved Manager and/or a Guarantor and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means any time charterparty, contract of affreightment or other contract of employment of a Vessel (including the entry of a Vessel in any pool) which has a tenor of not less than six (6) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“GAS ESCO” means the LPG carrier of approximately 7,500 cbm under construction by the Builder with Builder’s Hull No. K424 and to be purchased by Tatoosh pursuant to the Gas Esco Shipbuilding Contract and registered on the Liberian flag with the name “GAS ESCO”, such purchase anticipated for May 2012;

“Gas Esco Shipbuilding Contract” means the contract dated 25 February 2008 made between the Seller and Tatoosh as buyer for the construction by the Builder and the purchase by Tatoosh of “GAS ESCO”;

“GAS HUSKY” means the LPG carrier of approximately 7,500 cbm under construction by the Builder with Builder’s Hull No. K425 and to be purchased by Octopus pursuant to the Gas Husky Shipbuilding Contract and registered on the Liberian flag with the name “GAS HUSKY”;

“Gas Husky Shipbuilding Contract” means the contract dated 25 February 2008 made between the Seller as seller and Octopus as buyer for the construction by the Builder and the purchase by Octopus of “GAS HUSKY” such purchase anticipated for November 2011;

“General Assignment” means, in respect of each Vessel, the first priority deed of assignment of the Earnings, Insurances and Requisition Compensation (each as defined therein) thereof executed or to be executed by the relevant Owner thereof in favour of the Lender in such form as the Lender may require, and in the plural means both of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means the Borrower and its subsidiaries;

“Group Member” means any member of the Group;

“Guarantee” means each unconditional, irrevocable and on first demand guarantee of the obligations of the Borrower under this Agreement and the Master Agreement required to be executed by the Guarantors in favour of the Lender in such form as the Lender may require, and in the plural means both of them;

“Guarantor” means each of Tatoosh and Octopus:

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Expense” means, at any time, for the preceding four financial quarters, the aggregate interest which was payable by the Group Members on any Borrowed Moneys during such period;

“Interest Payment Date” means, in respect of each Advance, the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;

“Interest Period” means each period for the calculation of interest in respect of each Advance, being three months or such other period as the Borrower may request and the Lender may in its discretion, agree in writing;

“ISM Code Documentation” means, in relation to each Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to that Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

“Latest Accounts” means (i) in respect of any financial year of the Borrower and/or each Guarantor and/or the Group, the latest audited financial statements required to be prepared pursuant to clause 8.1.6 or (ii) in relation to any other 2 consecutive financial half-years of the Borrower and/or the Group, the latest unaudited financial statements required to be prepared pursuant to clause 8.1.6 in relation to the relevant semi-annual periods;

“Lender” means Norddeutsche Landesbank Girozentrale, acting through its office at Friedrichswall 10, 30159 Hannover, Germany;

“LIBOR” means, for a particular period, the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters Screen LIBOR01 at or about 11 a.m. on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD);

“Loan” means the aggregate principal amount of up to USD45,000,000 or, as the context may require, the amount owing to the Lender under this Agreement at any relevant time;

“Management Agreement” means, in respect of a Vessel, the agreement between the relevant Owner and the Approved Manager, in a form previously approved by the Lender and in the plural means both of them;

“Manager’s Undertaking” means, in respect of each Vessel, the undertaking and assignment required to be executed hereunder by the Approved Manager in favour of the Lender, in such form as the Lender may require and in the plural means both of them;

“Margin” means, in relation to each Interest Period, 2.8% per annum;

“Market Value” means, in relation to each Mortgaged Ship at any relevant time, the value thereof most recently determined in accordance with clause 8.2.2(b);

“Master Agreement” means a 1992 ISDA Master Agreement (with Schedule thereto) made or to be made between the Lender and the Borrower;

“Master Agreement Assignment” means the security deed in respect of the Master Agreement executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may require;

“Material Adverse Change” means any event or occurrence which the Lender reasonably determines has had or could reasonably be expected to have a material adverse effect on (i) the Lender’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities, financial condition or prospects of any member of the Group;

“Maturity Date” means in respect of each Advance, the earlier of (i) 31 August 2020 and (ii) the date falling 8 years after the Drawdown Date in respect thereof;

“MII & MAP Policy” means a mortgagee’s interest insurance and a mortgagee’s interest insurance additional perils (pollution) in respect of each Mortgaged Vessel to be effected by the Lender on or before the Drawdown Date in respect of the Advance financing that Vessel to cover that Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring with respect to mortgagee’s interest insurance a sum of at least one hundred and ten per cent (110%) of the Loan;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in respect of each Vessel, the first preferred Liberian Ship mortgage over that Vessel required to be executed by the relevant Owner thereof in favour of the Lender in such form as the Lender may require, and in the plural means both of them;

“Mortgaged Vessel” means, at any relevant time, a Vessel which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Vessel Security Documents) of which are subject to an Encumbrance pursuant to the relevant Vessel Security Documents and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date that the Mortgage over that Vessel shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Agent pursuant to clause 4.3 following the sale or Total Loss of such Vessel and (ii) the end of the Facility Period;

“Octopus” means Octopus Gas Inc., a company incorporated in Liberia and has its registered office at 80 Broad Street, Monrovia, Liberia;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in respect of ‘GAS ESCO”, Tatoosh and, in respect of “GAS HUSKY”, Octopus;

“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on a Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount (as defined in the Vessel Security Documents);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Prohibited Person” means any person with whom transaction are currently prohibited or restricted under the Untied States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC), any other United States of American government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:
(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons list, Entitled List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 OF 27 December 2001 and Council Common Position 2005/725/CFCP of 17 October 2005; and

(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of Liberia, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of Liberia;

“Relevant Ship” means each Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Date” means the date on which any instalment of an Advance is repayable under the provisions of clause 4.1.1;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is at any time when only one Advance has been drawn and is outstanding one hundred and twenty five per cent. (125%) of the Loan and at any time when both Advances have been drawn and are outstanding, (i) up to the date falling 3 years after the first Drawdown Date, one hundred and twenty per cent. (120%) of the Loan and (ii) thereafter, one hundred and twenty five per cent (125%) of the Loan;

“Security Documents” means this Agreement, the Master Agreement, the Master Agreement Assignment, the Mortgages, the Guarantees, the General Assignments, any Charter Assignment, the Shares Pledges, the Earnings Account Pledges, the Manager’s Undertakings, any Tripartite Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement and/or the Master Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Approved Manager (but not including any arm’s length technical manager of either Vessel appointed by a charterer pursuant to an Extended Employment Contract), the Guarantors or any other person who may at any time be a party to any of the Security Documents (other than the Lender);

“Security Value” means the amount in USD (as certified by the Lender) which is, at any time, the aggregate of (a) the Valuation Amount of the Mortgaged VesselS as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2.1(b) or otherwise;

“Seller” means Mitsubishi Corporation of Japan;

“Shares Pledge” means the first priority pledge of the shares of and in each Guarantor to be executed by the Borrower in favour of the Lender in such form as the Lender may require in its sole discretion and in the plural means both of them;

“Shipbuilding Contracts” means, together, the Gas Esco Shipbuilding Contract and the Gas Husky Shipbuilding Contract;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Tatoosh” means Tatoosh Beauty Inc., a company incorporated in Liberia and has its registered office at 80 Broad Street, Monrovia, Liberia;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Debt” shall have the meanings assigned to them in accordance with US GAAP;

“Total Loss” means:
(a)	actual, constructive, compromised or arranged total loss of a Vessel; or

(b)	Compulsory Acquisition; or

(c)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the relevant Owner within thirty (30) days after such incident;
“Transaction” means a Transaction as defined in the Master Agreement;

“Tripartite Deed” means, if either Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of that Vessel, required to be executed by the Owner of that Vessel and the relevant charterer in favour of the Lender in such form as the Lender may require in its sole discretion;

“Underlying Documents” means, together, any Extended Employment Contracts, the Shipbuilding Contracts and the Management Agreements;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Lender become the subject of a notification by the Lender to the Borrower under clause 12.1;

“Valuation Amount” means, in relation to each Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessel” means each of “GAS ESCO” and “GAS HUSKY” and in the plural means both of them; and

“Vessel Security Documents” means, in respect of each Vessel, the Mortgage, the General Assignment, the Charter Assignment (if any), the Tripartite Deed (if any) and the Manager’s Undertaking executed or to be executed in respect thereof.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to Frankfurt am Main time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;

1.3.13	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Contracts (Rights of Third Parties Act) 1999

Except for clause 18, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE LENDER’S COMMITMENT, LOAN AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Lender agrees to lend to the Borrower on the terms of this Agreement the principal sum of up to USD45,000,000 in up to two Advances.

2.2	Advance

On the terms and subject to the conditions of this Agreement, each Advance shall be made available on a Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 11.00 a.m. on the fifth Banking Day before the proposed Drawdown Date. The Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

The principal amount of each Advance shall, subject to the terms of this Agreement, not exceed the Relevant Percentage lesser of (i) Market Value on that Drawdown Date (to be evidenced by a valuation not older than 6 weeks as at such Drawdown Date) of the Vessel to be financed by that Advance and (ii) USD30,000,000

Where:

“Relevant Percentage” means (i) if there is, as at the relevant Drawdown Date, Acceptable Employment for both Vessels or Acceptable Employment for the Vessel being financed by that Advance, 75% and (ii) otherwise, 70%; and

“Acceptable Employment” means either (a) the Vessel being financed by the relevant Advance is subject to a charter or other contract of employment acceptable to the Lender of no less than 2 years or (b) that both Vessels are subject to a charter or other contract of employment acceptable to the Lender of either (i) no less than 2 years for each Vessel or (ii) no less than one year for one Vessel and no less than 3 years for the other Vessel.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 9, make the Advance requested therein available to the Borrower on the relevant Drawdown Date. The Borrower acknowledges that payment of that Advance to the Seller or to a suspense account in readiness for release to the Seller shall satisfy the obligation of the Lender to lend that Advance to the Borrower under this Agreement.

2.5	Cancellation

If the Loan or any part thereof is not drawn down by the end of the Drawdown Period, the Commitment in respect of such unknown part shall thereupon be automatically cancelled and the Lender shall have no further obligation in respect thereof under this Agreement.

2.6	Use of Proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, the Lender shall have no responsibility for the Borrower’s use of the proceeds of the Loan.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower must pay interest on the Loan and each Advance in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Margin and (b) LIBOR.

3.2	Duration of Interest Periods

Each Interest Period shall have a duration of three (3) months or such other period as the Borrower may select and the Lender may agree in writing.

3.3	Determination of Interest Periods

Subject to Clause 3.3.1 every Interest Period shall be of the duration specified in Clause 3.2 but so that:

3.3.1	the first Interest Period for each Advance shall start on the date each Advance is drawn and that subsequent Interest Period shall start on the last day of the previous Interest Period; and

3.3.2	if any Interest Period would otherwise overrun a relevant Repayment Date, then the relevant Advance shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of that Advance having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Agreement), the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause 3.4 are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Lender is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Calculation of Margin and Notification of Interest Periods and interest rate

The Lender shall notify the Borrower promptly of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the start of any Interest Period, the Lender determines:
(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(b)	that deposits in USD are not available to the Lender in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;
the Lender shall promptly give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall give brief details of the circumstances giving rise to its issue.

3.6.2	within ten (10) days of any Determination Notice being given by the Lender under clause 3.6.1, the Lender must certify an alternative basis (the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest but must include a margin above the cost of funds take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	Subject to any obligation to pay earlier under this Agreement, the Borrower must repay each Advance by 32 equal quarterly instalments of
(i)	if the amount of the Advance drawn down is USD22,500,000, USD375,000 each or

(ii)	if the amount of the Advance drawdown is USD21,000,000, USD350,000 each and by a final balloon instalment in the amount of:

(i)	if the amount of the Advance drawn down is USD22,500,000, USD10,500,000 or

(ii)	if the amount of the Advance drawn down is USD21,000,000, USD9,800,000 (the “Balloon Instalment”),

the first such instalment falling due 3 months after the Drawdown Date in respect of that Advance and subsequent instalments falling due at three-monthly intervals thereafter, with the final instalment falling due on the Maturity Date for that Advance and the Balloon Instalment being repayable together with the final such instalment for that Advance, provided that if less than the full amount of an Advance is drawn down, then each such repayment instalment shall be reduced pro rata by the amount of, in aggregate, such undrawn amount.

4.1.2	The Borrower shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

Subject to clauses 4.5, 4.6 and 4.7 the Borrower may, subject to having given 5 Banking Days’ prior notice thereof to the Lender, prepay the Loan or any Advance in whole or part (such part being in an amount of one million Dollars (USD1,000,000) or any larger sum which is an integral multiple thereof) on any Interest Payment Date relating to the Loan or the relevant Advance to be repaid.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and fifty (150) days after that on which a Vessel became a Total Loss or, if earlier, on the date upon which the insurance proceeds are, or Requisition Compensation (as defined in the Mortgage) is, received by the Owner thereof (or the Lender pursuant to the Security Documents) the Borrower must prepay the Advance relating to that Vessel.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Vessel, on the actual date and at the time that Vessel was lost or, if such date is not known, on the date on which that Vessel was last reported;

(b)	in the case of a constructive total loss of that Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of that Vessel or, if such insurers do not immediately admit such a claim, at the earliest of (i) the date and at the time at which either a total loss is subsequently admitted by such insurers or (ii) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or (iii) the date on which the relevant notice of abandonment has been given;

(c)	in the case of a compromised or arranged total loss of that Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of that Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of that Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives the Owner of that Vessel of the use of that Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant incident occurred.

4.4	Mandatory prepayment on sale of a Vessel
On the date of completion of the sale of a Vessel the Borrower must prepay the Advance relating to that Vessel.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:
(a)	accrued interest on the amount to be prepaid to the date of such prepayment;

(b)	any additional amount payable under clauses 3.6, 6.6 or 12.2;

(c)	all other sums payable by the Borrower to the Lender under this Agreement or any of the other Security Documents including, without limitation any Break Costs; and

(d)	if the Loan or any part thereof is prepaid under clause 4.2:
(i)	on or prior to the first anniversary of the Execution Date, a prepayment free of 3% of the amount so prepaid; or

(ii)	on or prior to the second anniversary of the Execution Date, a prepayment fee of 2% of the amount so prepaid; or

(iii)	after the second anniversary of the Execution Date, a prepayment fee of 1% of the amount so prepaid.
4.6	Notice of prepayment; reduction of repayment instalments

4.6.1	Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and the Advance against which it is to be applied and shall oblige the Borrower to make such prepayment on the date specified.

4.6.2	Subject to the other provisions of this Agreement, no amount prepaid under this Clause 4 in respect of the Loan may be reborrowed.

4.6.3	Any amount prepaid pursuant to clause 4.2 shall be applied against the relevant Advance (or if no Advance has been nominated, equally against each Advance) first against the Balloon Instalment and thereafter against the remaining repayment instalments specified in clause 4.1.1 in inverse order of their maturity.

4.6.4	The Borrower may not prepay the Loan except as expressly provided in this Agreement.

4.7	Master Swap Agreement, Repayments and Prepayments

4.7.1	Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan, the Lender shall be entitled but not obliged to take any action it deems appropriate in relation to all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner it may reasonably determine in order to match such Transaction to the amended repayment schedule for the Loan or an Advance.

4.7.2	If less than the full amount of the Loan remains outstanding following a prepayment and the Lender agrees, following a written request of the Borrower, that the Borrower may maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with such additional security as shall be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Lender may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.7.3	The Borrower shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.7.

5	FEES AND EXPENSES

5.1	Fees

The Borrower agrees to pay to the Lender:

5.1.1	a non-refundable upfront fee of USD360,000 on the earlier of (the “Fee Commencement Date”) (i) 1 May 2011 and (ii) the date falling 90 days after the Execution Date; and

5.1.2	on each of the dates falling at three (3) monthly intervals after the Fee Commencement Date until the last day of the Drawdown Period, on each Drawdown Date and on the last day of the Drawdown Period, commitment commission computed from the Fee Commencement Date (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of one per cent. (1.00%) per annum on the daily undrawn amount of the Commitment.

5.2	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis within ten (10) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 2) certified by the Lender as having been incurred by it from time to time:

5.2.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents and the syndication of the Loan; and

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Lender under this

Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agrees to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am on the due date in freely available funds to such account at such bank and in such place as the Lender may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any other relevant Security Documents, such payments shall be for the account of the Lender.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in USD on each Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes — by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes or otherwise from any payment due under any of the Security Documents for the account of the Lender or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

This clause 6.6 does not apply to any sums due from the Borrower to the Lender under or in connection with the Master Agreement in respect of which sums the provisions of the Master Agreement shall apply.

6.7	Loan account

The Lender shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or their assets which could lead to a Material Adverse Change and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages under the laws of Liberia through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation;

7.1.9	Choice of law

the choice of English law to govern any Underlying Documents and the Security Documents (other than the Mortgages and the Earnings Account Pledges), the choice of the law of the Liberia to govern the Mortgages and the choice of German law to govern the Earnings Account Pledges, and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Borrower in respect of the relevant financial year as delivered to the Lender and present or will present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Borrower and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Borrower nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement and the Master Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clause 1.1;

7.1.16	The Vessels

Following the Drawdown Date in respect of the Advance relating thereto, each Vessel will be throughout the Facility Period:
(a)	in the absolute sole, legal and beneficial ownership of its Owner;

(b)	registered through the offices of the Registry as a ship under the laws and flag of Liberia;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	in good and sea-worthy and cargo-worthy condition; and

(e)	classed with the Classification free of all requirements and recommendations of the Classification Society.
7.1.17	Vessels’ employment

except with the prior written consent of the Lender, there will not be any agreement or arrangement whereby the Earnings (as defined in the Vessel Security Documents) of a Vessel may be shared or pooled howsoever with any other person;

7.1.18	Freedom from Encumbrances

Neither a Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the Vessel Security Documents) nor either Earnings Account or any Extended Employment Contract nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters
(a)	except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Lender:

(b)	the Guarantors and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their Environmental Affiliates have complied with the provisions of all Environmental Laws;

(c)	the Guarantors and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(d)	no Environmental Claim has been made or threatened or pending against the Guarantors, or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their Environmental Affiliates; and

(e)	there has been no Environmental Incident;
7.1.20	ISM and ISPS Code

Each Guarantor has complied with and continues to comply with and has procured that the Approved Manager has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular the Guarantors or the Approved Manager have obtained and maintain a valid DOC and SMC for the Vessels and that each Guarantor and the Approved Manager has implemented and continues to implement an ISM SMS;

7.1.21	Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.22	Ownership of Guarantors

all the shares in each Guarantor are legally and beneficially owned and controlled by the Borrower; and

7.1.23	Prohibited Persons, unlawful activity
(a)	none of the shares in either Guarantor nor in either Vessel is or will be at any time during the Facility Period legally or beneficially owned and controlled by a Prohibited Person;

(b)	no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Guarantors, the Approved Manager or, to the best of its knowledge, the Borrower;

(c)	no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation.
7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Lender of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could give rise to a Material Adverse Change on that Security Party and/or the operation of either Vessels (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clause 1.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement and the Master Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

Cause to be prepared audited (by accountants acceptable to the Lender) consolidated accounts of the Group, prepared in accordance with US GAAP in respect of each financial year and prepare or cause to be prepared unaudited consolidated financial statements of the Group in respect of each financial half-year on the same basis as the annual accounts and duly certified by the chief financial officer of the Group as true and correct, and deliver the same to the Lender as soon as practicable, but not later than one hundred and eighty (180) days (in the case of audited accounts) or ninety (90) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.7	Financial covenants

procure that:
(a)	the ratio of EBITDA to Interest Expense shall at all times be at least 2.5 to 1 in relation to the preceding 4 financial quarters; and

(b)	at all times the ratio of Total Debt of the Group to Total Assets of the Group shall not be greater than 0.8 to 1; and

(c)	the Borrower and the Group comply with all financial covenants which they have undertaken to any other lenders in respect of any Borrowed Moneys, as if the same were set out in full in this Clause each in accordance with the Latest Accounts at any relevant time;

8.1.8	Reimbursement of MII & MAP Policy premiums

Whether or not any amount is borrowed under this Agreement, reimburse the Lender on the Lender’s written demand the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.9	Compliance Certificates

deliver to the Lender on the first Drawdown Date and on the date on which the accounts are or are to be delivered under clause 8.1.6 a Compliance Certificate duly and correctly completed and signed by the chief financial officer of the Borrower confirming compliance with the financial covenants as set out in clause 8.1.7 as at the end of the latest financial year or half-year (as the case may be).

8.1.10	Provision of further information

provide the Lender, and procure that the Approved Manager shall provide the Lender, with such financial or other information concerning the Borrower, the Guarantors and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Vessels as the Lender may from time to time reasonably require;

8.1.11	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by it under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.12	Compliance with ISM Code

will procure that any Operator will, comply with and ensure that each Mortgaged Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Facility Period;

8.1.13	Withdrawal of DOC and SMC

Immediately inform the Lender if there is any actual withdrawal of their or any Operator’s DOC or the SMC of each Mortgaged Vessel;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by either Guarantor or any Operator of notification that its application for a DOC or any application for an SMC for a Mortgaged Vessel has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Approved Manager or any Operator will:
(a)	maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;

(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of each Mortgaged Vessel; and

(c)	procure that each Mortgaged Vessel will comply at all times with the ISPS Code;
8.1.16	Compliance with Laws and payment of taxes

and will comply with all relevant Environmental Laws, laws, statutes and regulations and pay all taxes for which it is liable as they fall due;

8.1.17	The Vessels

procure that throughout the Facility Period each Mortgaged Vessel (and in relation to (a), her Earnings and Insurances, as defined in, and in accordance with the requirements of, the Vessel Security Documents) will, except as the Lender may otherwise permit (which permission shall, in relation to Clauses 8.1.17 (b), (d) and (e) not be unreasonably withheld), be:
(a)	in the absolute sole, legal and beneficial ownership, free of Encumbrances, of the relevant Owner;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(e)	managed by commercial and technical managers, and on terms, acceptable to the Lender; and

(f)	insured in accordance with the Vessel Security Documents relating thereto;
8.1.18	Subordination of claims by shareholders

procure that all claims made against the Borrower by a Security Party or by a direct or indirect shareholder of the Borrower are fully subordinated by such Security Party or shareholder to the rights of the Lender under the Security Documents;

8.1.19	Sanctions

ensure that neither Vessel will be employed, and will not suffer a Vessel to be employed, and will not and will ensure that no Group Member does, conduct or undertake any business:
(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:
(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom; or

(iv)	the United States of America,
as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to the Borrower, each Owner, any Operator of a Vessel, any charterer of a Vessel or a Vessel, or any country which a Vessel may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	by or for the benefit of a Prohibited Person;
8.1.20	Prohibited Persons

have, and shall procure that no Group Member will have, any course of dealings, directly or indirectly, with any Prohibited Person;

8.1.21	Charters etc.
(i)	deliver to the Lender a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Lender’s request (a) procure that the Owner which is party thereto executes a Charter Assignment in respect thereof (b) deliver any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (c) (if the Extended Employment Contract is a bareboat charter) procure execution by the relevant Owner and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and (iii) pay all legal and other costs incurred by the Lender in connection with any such Charter Assignment and Tripartite Deed, forthwith following the Lender’s demand; and
8.1.22	Derivatives

If at any time the Borrower wishes to enter into any derivative transaction of the type envisaged by the Master Agreement in relation to the Loan, it shall not enter into any such transaction with any person other than the Lender unless it has first requested the Lender to quote for such business.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the first Drawdown Date, the Security Value shall be less than the Required Security Amount, the Lender shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:
(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.
The provisions of clauses 4.6 and 4.7 shall apply to prepayments under clause 8.2.1(a) provided that the Lender shall apply such prepayments first to the Balloon Instalment and thereafter against the outstanding of the repayment instalments under clause 4.1.1 pro rata and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of a Vessel

Each Vessel shall, for the purposes of this Agreement (including, but not limited to Clause 2.3), be valued in USD by taking the average of valuations by one Approved Broker A and one Approved Broker B each selected by the Lender. If such valuation is not satisfactory to the Borrower, the Borrower may obtain a further valuation from one other Approved Broker A and one other Approved Broker B and the Valuation Amount of that Vessel shall be the average of such four valuations, provided that if any one valuation differs from the average of the other 3 valuations by more than 15%, it shall be ignored and the Valuation Amount shall be the average of such remaining three valuations.

Such valuations to be made once in any calendar year at such time as the Lender may require, without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel and the average of such valuations for a Vessel on each such occasion shall constitute the Valuation Amount of that Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Lender to supply to the Lender and to the Approved Broker such information concerning the Vessels and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with the obtaining and any determining of any Valuation Amount pursuant to Clause 8.2.2 shall, in respect of one such valuations in each calendar year, and following the occurrence of an Event of Default which is continuing, any additional valuation, be paid by the Borrower and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), must be paid by the Borrower.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 4 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.3	Negative undertakings relating to the Guarantors

The Borrower undertakes that:

8.3.1	except with the prior written consent of the Lender, it will retain, directly or through wholly-owned subsidiaries, full ownership and control of each Guarantor and each Vessel and will not permit any Encumbrance to exist on any shares of and in either Guarantor.

8.4	Negative undertakings relating to the Borrower

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender, it will not:

8.4.1	Disposals

Permit either Guarantor to sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.4.2	No merger or consolidation

merge or consolidate with any other person;

8.4.3	Other business or manager

undertake any business other than the ownership and operation of vessels (or permit either Guarantor to undertake any business, other than the ownership and operation of the Vessel owned by it) or employ anyone other than the Approved Manager as commercial and technical manager of either Vessel;

8.4.4	Acquisitions

acquire, or permit a Guarantor to acquire, any assets other than the Vessels and rights arising under contracts entered into by or on behalf of a Guarantor in the ordinary course of its business of owning, operating and chartering its Vessel;

8.4.5	Other obligations

permit either Guarantor to incur, any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel owned by it;

8.4.6	Guarantees

permit either Guarantor to issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of that Vessel;

8.4.7	Loans

Other than by on-lending any Borrowed Money, make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so or permit any Group Member to do so;

8.4.8	Indebtedness

incur, or permit either Guarantor to incur, any Borrowed Money owing to any other Group Member other than if the same is incurred by that Guarantor acting reasonably in the ordinary course of business or, unless the same is fully subordinated to the rights of the Lender under this Agreement in terms acceptable to the Lender.

9	CONDITIONS

9.1	Drawdown Notice

The obligation of the Lender to make the Commitment available is conditional upon the Lender, or its authorised representative, having received, not later than two (2) Banking Days before the day on which the Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Lender.

9.2	Advances

The obligation of the Lender to make either Advance available is further conditional upon:

9.2.1	the Lender, or its authorised representative, having received, on or prior to the Drawdown Date in respect of each Advance, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender;

9.2.2	the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by drawdown of the Loan;

9.2.3	no Default having occurred and being continuing and there being no Default which would result from the lending of the Loan; and

9.2.4	the Lender being satisfied that no Material Adverse Change, no material adverse global economic or political developments or material adverse developments in the international money or capital markets has taken place since the Execution Date.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to either Drawdown Date and not later than five (5) Banking Days prior to any Interest Payment Date, the Lender may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Lender (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents, except that, if any delay in making a payment is caused by administrative or technical banking errors, there shall not occur an Event of Default under this Clause unless such payment shall not have been made within 2 Banking Days of the original failure to pay coming to the notice of the Borrower ; or

10.1.2	Breach of Insurance and certain other obligations: a Guarantor or, as the context may require, the Approved Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Vessel Security Documents) for either Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8 ) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fourteen (14) days of the occurrence thereof; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the reasonable opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fourteen (14) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: There shall occur a default (howsoever described) under or in respect of any Indebtedness of any Security Party (subject to applicable grace periods) or any Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6	Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

10.1.7	Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party (other than the Borrower) without the Lender’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Lender’s prior written consent; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Lender, such consent not to be unreasonably withheld; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Arrest: either Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of that Vessel within a period of fourteen (14) days thereafter; or

10.1.21	Registration: the registration of either Vessel under the laws and flag of Liberia is cancelled or terminated without the prior written consent of the Lender; or

10.1.22	Unrest: in Liberia or the country in which any Security Party is incorporated or domiciled or in which either Vessel is registered, becomes involved in hostilities or civil war or there is a seizure of power in Liberia by unconstitutional means unless the relevant Guarantor shall have transferred its Vessel onto a new flag acceptable to the Lender within thirty (30) days of the start of such hostilities or civil war or seizure of power; or

10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the reasonable opinion of the Lender be expected to lead to a Material Adverse Change; or

10.1.24	P&I: either Guarantor or the Approved Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which either Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where either Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Lender, is likely to give rise to a Material Adverse Change; or

10.1.26	Account: moneys are withdrawn from either Earnings Account other than in accordance with clause 14; or

10.1.27	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.28	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.29	Master Agreement: (i) an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (ii) an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) or (iv) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.30	Change of Ownership: without the prior consent of the Lender, there shall occur any change in any part of the legal ownership of either Guarantor from that existing as at the Execution

Date or the aggregate number of shares of and in the Borrower beneficially owned or controlled by Mr Charalambos (“Harry”) Vafias and/or any of his parents, children, siblings and his wife falls below 51% of the total issued shares of and in the Borrower.
10.2	Acceleration

The Lender may without prejudice to any its other rights, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan or part thereof being made under clauses 4.3, 4.4, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being advanced for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrower shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Lender on demand against any reasonable cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.
12	UNLAWFULNESS AND INCREASED COSTS

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Lender notifies the Borrower that by reason of:

12.1.1	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

12.1.2	compliance by the Lender with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Lender to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrower shall be obliged to prepay the Loan either immediately or on a future specified date not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement.

12.2	Increased costs

If the Lender certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of the Lender) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Lender or its holding company allocates capital resources to the Lender’s obligations hereunder) is to:

12.2.1	subject the Lender to Taxes or change the basis of Taxation of the Lender relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4	reduce the Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Security Documents; and/or

12.2.6	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) the Borrower must on demand pay to the Lender the amount which the Lender certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Lender to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	APPLICATION OF MONEYS, SET OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment of any unpaid costs and expenses of the Lender under any of the Security Documents;

13.1.2	secondly in or towards payment to the Lender, pari passu, of any accrued interest owing in respect of the Loan which shall have become due and any sums due under the Master Agreement in respect of any interest rate swap;

13.1.3	thirdly, pari passu in or towards repayment of the Loan (whether the same is due and payable or not) and shall be applied, in respect of the Loan, pro rata against the outstanding repayment instalments and any other sums payable in the nature of Break Costs under the Master Agreement;

13.1.4	fourthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

13.2	Set-off

13.2.1	The Borrower irrevocably authorises the Lender (without prejudice to any of the Lender’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Lender in or towards satisfaction of any sum due and payable from the Borrower to the Lender under any of the Security Documents. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.
13.2.2	The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or create or declare a trust by the Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.4	Further assurance

The Borrower undertakes with the Lender that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of the Lender thereunder, are enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.5	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.6	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.7	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.8	Force Majeure

Regardless of any other provision of this Agreement, the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Lender or (vi) any other circumstances whatsoever outside the Lender’s control.
13.9	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.10	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.11	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNTS

14.1	General

The Borrower undertakes with the Lender that it will ensure that:

14.1.1	each Guarantor will on or before the Drawdown Date in respect of the Advance which will finance its Vessel, open its Earnings Account; and

14.1.2	all moneys payable to each Guarantor in respect of the Earnings (as defined in the Mortgage over its Vessel) shall, unless and until the Lender directs to the contrary pursuant to the provisions of the Mortgages, be paid to the Earnings Accounts, provided however that if any of the moneys paid to the Earnings Accounts are payable in a currency other than USD, they shall be paid to a sub-account of the relevant Earnings Account denominated in such currency (except that if the relevant Guarantor fails to open such a sub-account, the Lender shall then convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of an Earnings Account may be applied from time to time (i) Firstly and to make the payments required under this Agreement, (ii) secondly, subject to there being no breach of Clause 14.3 and to no Event of Default having occurred, in payment for the operation of the Vessels and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrower.

14.3	Application of accounts

At any time after the occurrence of an Event of Default, the Lender may, without notice to the Borrower, apply all moneys then standing to the credit of the Earnings Accounts (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Lender under the Security Documents in the manner specified in clause 13.1.
14.4	Pledge of accounts

The Earnings Accounts and all amounts from time to time respectively standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Earnings Account Pledges.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Lender and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer by Lender

The Lender may assign or transfer (through the disposal of the Loan (including any collateral that may be associated with them), through credit derivatives or through the subparticipation of third parties in the loan)all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents (including, but not limited to, the Loan and/or any commercial risk in granting the Loan) to any one or more banks or other financial institutions (which may be any company affiliated to the Lender, a member of the European System of Central Banks, a banking or financial services institution, a financing company, an insurer, a social security or pension fund, a capital investment company, a financial intermediary or a special purpose vehicle with or without own legal status (a “Transferee”) for the purposes of funding, reducing its requirement for equity cover or of diversifying risk (i) if the Transferee is a company affiliated to, or in the same group or ownership or control as the Lender, or an Event of Default has occurred which is continuing, without the consent of the Borrower and (ii) otherwise, with the prior written consent of the Borrower (such consent not to be unreasonably withheld) provided always that any such Transferee, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, the relevant part of the Lender’s obligations under this Agreement. In case of a transfer to a Transferee which is a member of the European System of Central Banks, such Transferee shall not be bound by the limitations in the preceding terms of this Clause 15 in the event of the liquidation of a claim.

15.4	Documentation

If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of the Lender’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Lender shall be construed as a reference to the Lender and/or its Transferee to the extent of their respective interests.

15.5	Lending office

The Lender shall lend through its office at the address specified above or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.

15.6	Disclosure of information

The Lender may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Lender (or to such other persons as for technical, organisational or legal reasons need to be involved in verifying the valuation or effecting the transfer (such as rating agencies, auditors, tax consultants, solicitors or notaries public) in relation to this Agreement such information (about, for example, the Loan amount, due date, interest rate, name and address as well as data about the economic situation and data regarding creditworthiness)about or in connection with any of the security parties and the security documents as the Lender considers appropriate (and the Borrower hereby releases the Lender from its banking secrecy obligations in accordance with this Clause).

Before disclosing information to any prospective assignee or transferee, the Lender shall place such parties under an obligation of confidentiality, insofar as such an obligation does not already exist on the basis of statutory provisions or professional rules or generally accepted practice and such obligation to maintain confidentiality shall include (i) non-disclosure of any customer-related data and (ii) assessments and the utilisation of the information only to the extent required in order to implement the transfers, referred to in Clause 15.1 above set out above. The Lender shall require any prospective assignee or transferee to enter into a confidentiality agreement before transferring rights under this Agreement or disclosing information to further recipients

16	NOTICES AND OTHER MATTERS

16.1	Notices

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	Subject to clause 16.2.2, clause 16.2.4 and 16.3 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address	331 Kifissias Avenue
Kifissia 145 61
Greece
Fax No:	+ 30 210 625 2817
16.2.2	notwithstanding the provisions of clause 16.2.1 or clause 16.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number referred to in clause 16.2.1;

16.2.3	subject to clause 16.2.4, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number address appearing below (or at any such other address or fax number as the Lender may hereafter specify for such purpose to the Borrower by notice in writing);

Address	Friedrichswall 10
Hannover 30159
Germany

Fax no:	+49 511 361 4785

Attn:	Sebastian Schubert
16.2.4	if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

16.3	Electronic Communication

16.3.1	Any communication to be made by and/or between the Lender and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:
(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.
16.3.2	Any electronic communication made by and/or between the Lender and the Security Parties or any of them will be effective only when actually received in readable form and, in the case of any electronic communication made by the Borrower to the Lender, only if it is addressed in such manner as the Lender shall specify for this purpose.

17	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

18	JURISDICTION

18.1	Exclusive Jurisdiction

For the benefit of the Lender, and subject to clause 18.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1	irrevocably empowers and appoints Saville & Co. of One Carey Lane, London EC2V 8AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4	without prejudice to the effectiveness of service of process on its agent under clause 18.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 18.2;

18.2.5	agrees that if the appointment of any person mentioned in clause 18.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

18.3	Forum non conveniens and enforcement abroad

The Borrower:

18.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 18.1; and

18.3.2	agrees that a final unappealable judgment or order of an English court in a dispute or other matter falling within clause 18.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1	Nothing in this clause 18 limits the right of the Lender to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2	the obtaining by the Lender of judgment in one jurisdiction shall not prevent it from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against non-parties

18.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

18.6.2	the Borrower shall not bring or pursue any Foreign Proceedings against the Lender and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

18.6.3	If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any shareholder of the Borrower) brings or pursues against the Lender any Foreign Proceedings, the Borrower shall indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Lender certifies as having been incurred by it;
the Lender and the Borrower hereby agree and declare that the benefit of this clause 18 shall extend to and may be enforced by any officer, employee, agent or business associate of the Lender against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 18.1. In those circumstances this clause 18 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.

Schedule 1
Form of Drawdown Notice

To:	Norddeutsche Landesbank Girozentrale
Friedrichswall 10
Hannover 30159
Germany
[•] 2011
Dear Sirs
Facility agreement dated 1st March 2011 in respect of a loan of up to USD45,000,000 (the “Loan Agreement”) made between (1) Stealthgas Inc. as Borrower and (2) Norddeutsche Landesbank Girozentrale as Lender.
We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.
We hereby give you notice that we wish to draw the sum of USD [                 ] on [date] 2011 in respect of Advance [A/B] for payment to the Seller and select a first Interest Period in respect of such drawing of [•] months. The funds should be credited to [ ] with [ ] .
We confirm that:
(a)	no Default has occurred;

(b)	the representations and warranties contained in clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the Loan is within our corporate powers, has been validly authorised by appropriate corporate action; and

(d)	there are no Required Authorisations.

By
Authorised Signatory
STEALTHGAS INC.

Schedule 2
Conditions precedent
Part 1
(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;

(b)	Corporate authorities
(i)	Certified Copies of resolutions of the directors of each Security Party approving such of the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party as having been duly passed at a duly convened meeting of the directors of such Security Party and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the relevant Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto.

(d)	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;

(e)	Master Agreement, etc

the Master Agreement and the Master Agreement Assignment duly executed and delivered;

(f)	Know-your-customer

all such documentation and information as the Lender may require from any Security Party pursuant to the Lender’s “know-your-customer” requirements in respect of the Borrower and the Guarantors;

(g)	Fees

evidence that such fees as are due and payable on the Execution Date will have been paid in full; and

(h)	Borrower’s process agent

a letter from the agent for receipt of service of proceedings referred to in clause 18.2.1 accepting its appointment under each of the Security Documents in which it is or is to be appointed as the agent for any Security Party.

Part 2
In this Schedule 3 Part B “Relevant Advance” means the Advance which is being made available, “Relevant Vessel” means the Vessel in respect of which that Advance is being made available and “Relevant Owner” means the Owner which is the buyer of the Relevant Vessel.
(a)	Evidence satisfactory to the Lender that the Relevant Vessel:
(i)	Purchase

has been unconditionally delivered by the Builder to the Relevant Owner, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part to be financed by the Relevant Advance) has been duly paid, together with a copy of the bill of sale and protocol of delivery and acceptance relating thereto;

(ii)	Registration and Encumbrances

is registered in the name of the Relevant Owner through the Registry under the laws and flag of Liberia and that she and her Earnings, Insurances and Requisition Compensation (as defined in the Mortgage) are free of Encumbrances except Permitted Encumbrances;

(iii)	Classification

has received and maintains the Classification free of all requirements and recommendations of the Classification Society; and

(iv)	Insurance

is insured in accordance with the provisions of the Vessel Security Documents relative to the Relevant Vessel and all requirements of those Vessel Security Documents in respect of such insurance have been complied with (including without limitation, receipt by the Lender of customary brokers’ letters of undertaking regarding the placing of hull and machinery and war risks cover and confirmation from the protection and indemnity association or other insurer with which the Relevant Vessel is entered for insurance or insured against protection and indemnity risks, that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to her);
(b)	Security Documents

the Shares Pledge in respect of the Relevant Owner, the Guarantee from the Relevant Owner, the Mortgage, the General Assignment, any Charter Assignment and (if the Approved Employment Contract is a bareboat charter) the Tripartite Deed, the Manager’s Undertakings and Earnings Account Pledge all in respect of the Relevant Vessel, each duly executed by the parties thereto;

(c)	Notices of assignment and acknowledgements

counterpart originals of duly executed notices of assignment required by the terms of the Security Documents referred to in (b) above and in the forms prescribed by these Security Documents and any other documents required to be delivered pursuant thereto;

(d)	Mortgage registration

evidence that the Mortgage has been duly registered against the Relevant Vessel in accordance with the laws of Liberia;

(e)	Underlying Documents

Certified Copies of all of the Underlying Documents in respect of the Relevant Vessel in a form and substance acceptable to the Lender.

(f)	Laws of the Liberian opinion

an opinion of Messrs Reeder Simpson, special legal advisers in respect of Liberian law to the Lender in terms satisfactory to the Lender;

(g)	Further opinions

any such further opinions as may be required by the Lender;

(h)	ISPS Code

evidence satisfactory to the Lender that the Relevant Vessel is subject to a ship security plan which complies with the ISPS Code and a copy of the ISSC for the Vessel; and

(i)	Valuations

up-to-date valuations of the Relevant Vessel prepared in accordance with Clause 8.2.2 at the cost of the Borrower by an Approved Broker A and an Approved Broker B giving her charter-fee value in scope, form and substance acceptable to the Lender.

Schedule 3
Form of Compliance Certificate
To: Norddeutsche Landesbank Girozentrale (as Lender)
From:
Date [            ] 20[   ]
Facility agreement dated 1st March 2011 in respect of a loan of USD45,000,000 (the “Loan Agreement”) made between (1) Stealthgas Inc. as Borrower and (2) Norddeutsche Landesbank Girozentrale as Lender.
Dear Sirs
We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	the ratio of EBITDA to Interest Expense for the 12 month period ending on [ ] is [ ]to 1;

2.	the ratio of Total Debt of the Group to Total Assets is [ ] to 1;

3.	no Default has occurred;

4.	the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.
[State any exceptions/qualifications to the above statements]
Yours faithfully
[            ]

By
[Chief Financial Officer : STEALTHGAS INC.]

Execution Pages
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed by PANAGIOTIS VAFIAS	)
for and on behalf of	)
STEALTHGAS INC.	)	/s/ Panagiotis Vafias
(as Borrower under and pursuant to	)
a power of attorney dated	)
17 January 2011) in the presence of	)

SIGNED by RONAN LE DU	)
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)	/s/ Ronan Le Du
(as Lender under and pursuant to	)
a power of attorney dated	)
25 February 2011) in the presence of	)